Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors/Trustees

Selected American Shares, Inc.; Selected International Fund, Inc.; and Selected Capital Preservation Trust:

We consent to the use of our report dated February 17, 2012, incorporated by reference in this Registration Statement of Selected American Shares, Inc.; Selected International Fund, Inc.; and Selected Daily Government Fund (a series of Selected Capital Preservation Trust) and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

Denver, Colorado

April 26, 2012